EXHIBIT 15.1

GENOIL INC.

December 31, 2024

 FORM 20-F

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genoil Inc.,

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genoil Inc. (the “Company”) as of December 31, 2024 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Genoil Inc. as of December 31, 2024 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Tel: 212-228-1098	733 3rd Ave Suite 1825, New York, NY 10017	www.hhlllp.com

F-2

Emphasis of Matter Regarding Going Concern

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock-Based Compensation – Valuation of Share-Based Awards

As described in Note 10 to the consolidated financial statements, the Company grants share-based awards to consultants and directors, including price appreciation certificates, options and common stocks. The Company measures stock-based compensation cost at fair value on the grant date, which involves significant management judgment, particularly in estimating the fair value of stock options using valuation models that require assumptions such as expected volatility, expected term, risk-free interest rate, and expected dividends.

Auditing the fair value of stock-based compensation was complex and involved a high degree of subjectivity because (1) the valuation models utilized are sensitive to underlying assumptions, and (2) the Company’s assumptions, particularly those related to expected volatility and expected term, involve judgment based on historical data and management expectations for future performance.

How the Matter Was Addressed in the Audit

Our audit procedures related to the valuation of share-based awards included, among others:

•	Evaluating the design and implementation of relevant controls over the Company’s stock-based compensation process, including controls over management’s review of the valuation assumptions and models.

•	Assessing the reasonableness of the valuation models used to estimate the fair value of the awards.

•	Testing the significant assumptions used in the valuation models, including:

Tel: 212-228-1098	733 3rd Ave Suite 1825, New York, NY 10017	www.hhlllp.com

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○	Comparing the expected volatility assumption to the historical volatility of the Company’s stock and that of similar companies.

○	Evaluating the expected term assumption by analyzing historical exercise patterns of the Company’s awards.

○	Verifying the risk-free interest rates and expected dividend yields against publicly available data.

/s/ HHL LLP

New York, New York

April 30, 2025

Auditor Firm ID 822

We have served as the Company’s auditor since 2024

Tel: 212-228-1098	733 3rd Ave Suite 1825, New York, NY 10017	www.hhlllp.com

F-4

GENOIL INC.

Consolidated Balance Sheets

(Expressed in US Dollars)

	December 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,036	$10,464
Prepaid expenses and other current assets	84,396	84,762

Total Current Assets	96,432	95,226

Land located in Alberta Canada	-	43,163

OTHER ASSETS
Due from related party	37,181	102,330
Intangible assets, net	1	1

TOTAL ASSETS	$133,614	$240,720

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Trade and other payables	$158,627	$110,527
Accrued interest payable to related parties	38,612	10,406
Due to related parties	46,875	46,875
Total Current Liabilities	244,114	167,808

NON-CURRENT LIABILITIES
Convertible notes to related parties, non-current portion	214,375	208,232

Total Non-Current Liabilities	214,375	208,232

TOTAL LIABILITIES	458,489	376,040

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, no par value; authorized 10,000,000 shares, issued and outstanding 0 and 0 shares, respectively	-	-
Common Stock, no par value; issued and outstanding 1,969,322,429 and 1,913,137,429 shares, respectively	64,197,068	63,642,218
Contributed surplus	41,622,643	40,280,745
Accumulated other comprehensive income (loss)	(221,860)	(221,860)
Accumulated deficit	(105,922,726)	(103,836,423)

Total Stockholders’ Deficit	(324,875)	(135,320)

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY (DEFICIT)	$133,614	$240,720

The accompanying notes are an integral part of these consolidated financial statements

F-5

GENOIL INC.

Consolidated Statements of Operations

(Expressed in US Dollars)

	Year ended December 31,
	2024	2023
REVENUES	$-	$-
COST OF SALES	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Stock based compensation to officers, directors, and consultants	1,353,898	3,095,169
Other Operating Expenses	654,893	560,480
Total Operating Expenses	2,008,791	3,655,649

LOSS FROM OPERATIONS	(2,008,791)	(3,655,649)

Other Income (Expense)
Finance expense	(34,349)	(670,645)
Write-off of land in Alberta Canada	(43,163)	-

Total Other Income (Expense) - Net	(77,512)	(670,645)

INCOME (LOSS) BEFORE INCOME TAXES	(2,086,303)	(4,326,294)
PROVISION FOR INCOME TAXES	-

NET INCOME (LOSS)	(2,086,303)	(4,326,294)

Deemed dividends for warrants	-	-

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,086,303)	$(4,326,294)

Weighted average shares outstanding - Basic and Diluted	1,939,666,008	1,182,641,871

Foreign Currency Translation

NET LOSS PER SHARE - Basic and Diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these consolidated Financial Statements

F-6

GENOIL INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

(Expressed in US Dollars)

				Accumulated
				Other		Total
	Common	Share	Contributed	Comprehensive	Accumulated	Stockholders’
	Shares	Capital	Surplus	Income (Loss)	Deficit	Equity (Deficit)
Balance as of December 31, 2022	696,013,029	$51,470,944	$37,297,127	$(221,860)	$(99,510,130)	$(10,963,919)
Sale of common shares (and warrants) in private placements	65,130,000	651,300	-	-	-	651,300
Issuance of common shares for services	11,155,000	111,550	-	-	-	111,550
Stock based compensation	-	-	2,983,618	-	-	2,983,619
Conversion of notes payable and accrued interest for common stock	1,140,839,400	11,408,424	-	-	-	11,408,424
Net loss for the year ended December 30, 2023	-	-	-	-	(4,326,294)	(4,326,294)
Balance as of December 31, 2023	1,913,137,429	$63,642,218	$40,280,745	$(221,860)	$(103,836,424)	$(135,320)
Sale of common shares (and warrants) in private placements	54,985,000	542,850	-	-	-	542,850
Issuance of common shares for services	1,200,000	12,000	-	-	-	12,000
Stock based compensation	-	-	1,341,898	-	-	1,341,898
Net loss for the year ended December 31, 2024	-	-	-	-	(2,086,303)	(2,086,303)
Balance as of December 31, 2024	1,969,322,429	64,197,068	41,622,643	$(221,860)	(105,922,726)	(324,875)

The accompanying notes are an integral part of these consolidated Financial Statements

F-7

GENOIL INC.

Consolidated Statements of Cash Flows

(Expressed in US Dollars)

	Years ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net income (loss)	(2,086,303)	(4,326,294)
Adjustments to reconcile net loss to cash flows used in operating activities:
Stock based compensation	1,353,898	3,095,169
Write-off of land in Alberta Canada	43,163	-
Interest expense added to convertible notes	6,143	8,232

Changes in operating assets and liabilities
Prepaid expenses and other current assets	366	(80,375)
Accrued interest payable	28,206	662,414
Trade and other payables	48,100	(4,814)

Net Cash Used in Operating Activities	(606,427)	(645,668)

FINANCING ACTIVITIES
Net change in related party receivables	65,149	(212)
Cash received from equity investors	542,850	651,300

Net cash provided by Financing Activities	607,999	651,088

Increase in Cash	1,572	5,420
Cash at beginning of year	10,464	5,044

Cash at end of period	12,036	10,464

Supplemental disclosure of cash flow information

Interest Paid	-	-
Income taxes paid	-	-
Deemed dividends related to issuance of warrants.	-	-
Issuance of common stock for conversion of notes payable and accrued interest	-	11,408,424

The accompanying notes are an integral part of these consolidated Financial Statements

F-8

Genoil INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2024, and 2023

(Expressed in US Dollars)

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (“Genoil”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of Genoil Inc. comprise Genoil Inc. and its subsidiaries, Genoil USA Inc., Genoil Emirates LLC (“Emirates LLC”) and Two Hills Environmental Inc. (“Two Hills”) (collectively the “Company”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its hydro-conversion upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is quoted on the OTC Markets under the symbol GNOLF. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

These consolidated financial statements have been presented on a going concern basis. The Company reported net losses of $2,086,303 and $4,326,294 for the years ended December 31, 2024, and 2023, respectively. The Company used funds in operating activities of $606,427 and $645,668 for the years ended December 31, 2024, and 2023, respectively. The Company had a net working capital deficiency of $147,682 and $72,582 at December 31, 2024, and 2023, respectively. The Company had a stockholders’ deficit of $324,875, and $135,320 at December 31, 2024, and 2023, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on commercializing its technologies, achieving profitable operations and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the years ended December 31, 2024, and 2023, the Company received net proceeds of $607,999 and $651,088, respectively, pursuant to financing activities.

Management, utilizing close personal relationships, has been successful in raising capital through periodic private placements of the Company’s common shares. Although these shares are subject to a “hold” period on the United States stock markets, the investors’ confidence in the undertakings of management, with respect to future positive market performance of the Company’s common stock, permits this avenue of financing to exist. External sources of debt financing are not available to the Company due to its precarious financial position.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue its operations. Such adjustments could be material.

F-9

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a) Principles of Consolidation:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and incorporate the financial statements of Genoil and entities controlled by it. Control is achieved where Genoil has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Genoil has the following subsidiaries:

•	Genoil USA Inc., incorporated in Delaware, United States, which is a wholly owned subsidiary of Genoil.
•	Genoil Emirates LLC, incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates. Genoil Emirates LLC is jointly owned by S.B.K. Commercial Business Group LLC and Genoil. As of December 31, 2024, Emirates LLC had not yet commenced operations and holds no assets.
•	Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly owned subsidiary of Genoil. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth’s surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

The financial results of Genoil’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by Genoil.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

The reporting currency of the Company is the United States Dollar. The functional currency of Genoil and its subsidiaries is the United States Dollar. Transactions denominated in currencies other than the functional currency are translated at the exchange rates prevailing at the dates of the transactions. Exchange gains and losses are reflected in income.

(c) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, judgments, estimates and assumptions are subject to measurement uncertainty and changes in such judgments, estimates and assumptions in future periods could result in a material change in future financial statements. Actual results may differ from these estimates.

F-10

Judgment is used in situations where there is a choice or assessment required by management. Estimates and underlying assumptions are required on an ongoing basis and revisions are recognized in the year in which such estimates are revised.

(d) Cash and cash equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

(e) Stock-based compensation

The Company grants common stock, stock options, and Price Appreciation Certificates to employees, directors, and consultants for various services rendered to the company. Share-based payments to these individuals are measured at the fair value of the securities issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(f) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(g) Loss per share

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options and warrants are used to repurchase shares at the current market price. All options and warrants are anti-dilutive when the Company is in a loss position.

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(h) Recent accounting pronouncements:

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or operations.

3. DETERMINATION OF FAIR VALUES

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

■	Level 1 – quoted prices in active markets for identical assets or liabilities;

■	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and,

■	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs.

The fair value of cash and cash equivalents, due from related parties, trade and other payables, accrued interest payable, convertible notes, and due to related parties approximates their carrying value due to their short term to maturity.

The fair values of stock options and Price Appreciation Certificates are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate.

4. LAND IMPAIRMENT – ALBERTA, CANADA

During the fourth quarter of 2024, the Company evaluated the land located in Alberta, Canada and determined that it no longer possesses any realizable value. Accordingly, the carrying amount of the land has been written off, and the loss has been recognized in the consolidated statement of operations for the period.

F-12

5. DUE FROM RELATED PARTY

Due from related party consists of:

	December 31,	December 31,
Borrower	2024	2023
Lifschultz Enterprise Company LLC (an entity controlled by David Lifschultz, Genoil chief executive officer, and Bruce Abbott, Genoil chief operating officer)	$37,181	$102,330
Current portion	-	-
Non-current portion	37,181	102,330
Total	$37,181	$102,330

The receivable is non-interest bearing and is due on demand.

The receivable from Lifschultz Enterprise Company, LLC (“LEC”) represents ongoing advances from the Company to LEC. LEC had no business revenues in 2021, 2022, 2023 and 2024. At December 31, 2024, LEC’s principal assets consisted of a convertible note receivable from the Company due January 1, 2016, in the amount of $214,375 (see Note 6), accrued interest thereon of $38,612 (see Note 5), and ownership of $462,471,800 shares of Company common stock. Effective December 31, 2023, the Company reclassified this receivable from a current asset to a non-current asset.

6. ACCRUED INTEREST PAYABLE TO RELATED PARTIES

Accrued interest payable to related parties consist of:

	December 31,	December 31,
Lender	2024	2023
Lifschultz Enterprise Company LLC	$38,612	$10,406
Totals	$38,612	$10,406

The accrued interest payable relates to the convertible notes outstanding (see Note 6).

7. CONVERTIBLE NOTES

Convertible notes consist of:

	December 31,	December 31,
Lender	2024	2023
Lifschultz Enterprise Company LLC	$214,375	$208,232
Totals	214,375	208,232
Current portion	-	-
Non-current portion	$214,375	$208,232

F-13

The notes bear interest at 12% compounded semi-annually and their maturity was extended on April 27, 2020 to April 27, 2022 and effective January 1, 2023 to January 1, 2026.  The notes are convertible into shares of Genoil common stock at a price of $0.01 per share. The notes are secured by the assets of the Company.

The notes provide that in the event that the inflation rate (based on the US CPI) exceeds 3%, the principal and accrued interest balances are increased by such inflation rate. Effective December 31, 2021, this inflation protection provision was triggered. The principal balances were increased 4.698% or a total of $221,358 (from $4,711,764 to $4,933,122) and the accrued interest balances were increased 4.698% or a total of $183,770 (from $3,911,705 to $4,095,475). The $405,128 total increase in the principal and accrued interest balances has been included in finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2021.

Effective December 31, 2022, as a result of the inflation protection provision, the principal balances were increased 8.003% or a total of $394,798 (from $4,933,122 to $5,327,920) and the accrued interest balances were increased 8.003% or a total of $417,071 (from $5,211,424 to $5,628,495). The $811,869 total increase in the principal and accrued interest balances has been included in finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2022.

On July 30, 2023, a total of $5,041,327 of convertible notes payable to related parties ($3,020,721 in principal and $2,020,606 in accrued interest) was converted into 504,129,700 shares of common stock. David K. Lifschultz converted $2,520,686 of convertible notes ($1,510,368 in principal and $1,010,318 in accrued interest) into 252,065,600 shares of common stock. Bruce S. Abbott converted $2,520,641 of convertible notes ($1,510,353 in principal and $1,010,288 in accrued interest) into 252,064,100 shares of common stock.

On August 1, 2023, a total of $6,367,097 of convertible notes payable to related parties ($2,107,199 in principal and $4,259,898 in accrued interest) was converted into 636,709,700 shares of common stock. Lifschultz Enterprise Company LLC converted $4,624,718 of convertible notes ($1,495,053 in principal and $3,129,665 in accrued interest) into 462,471,800 shares of common stock. Sidney B. Lifschultz 1992 Family Trust converted $1,742,379 of convertible notes ($612,146 in principal and $1,130,233 in accrued interest) into 174,237,900 shares of common stock.

Effective December 31, 2023, as a result of the inflation protection provision, the principal balance due Lifschultz Enterprise Company LLC increased 4.116% or $8,232 (from $200,000 to $208,232) and the accrued interest balance due Lifschultz Enterprise Company LLC increased 4.116% or $411 (from $9,995 to $10,406). The $8,643 total increase in the principal and accrued interest balances has been included in Finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2023.

Effective December 31, 2024, as a result of the inflation protection provision, the principal balance due Lifschultz Enterprise Company LLC increased 2.950% or $6,143 (from $208,232 to $214,375) and the accrued interest balance due Lifschultz Enterprise Company LLC increased 2.950% or $1,106 (from $37,506 to $38,612). The $6,143 total increase in the principal and accrued interest balances has been included in Finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2024.

F-14

8. DUE TO RELATED PARTIES

Due to related parties consist of:

	December 31,	December 31,
Creditor	2024	2023
Occupancy costs payable to Bruce Abbott and David Lifschultz for use of Mamaroneck New York property from January 1, 2018 to September 30, 2020	$46,875	$46,875
Totals	$46,875	$46,875

The payables are non-interest bearing and are due on demand.

9. SHARE CAPITAL

Preferred Stock

There are 10,000,000 shares of Class A Preferred Stock authorized but none are outstanding.

Common Stock

There are an unlimited number of shares of common stock, no par value, authorized to be issued.

During the first quarter of 2023, the Company sold a total of 11,800,000 shares of common stock (and warrants) in private placements for total proceeds of $118,000.

During the first quarter of 2023, the Company issued a total of 1,200,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $12,000.

During the second quarter of 2023, the Company sold a total of 12,520,000 shares of common stock (and warrants) in private placements for total proceeds of $125,200.

During the second quarter of 2023, the Company issued a total of 2,450,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $24,500.

During the third quarter of 2023, the Company sold a total of 12,960,000 shares of common stock (and warrants) in private placements for total proceeds of $129,600.

During the third quarter of 2023, the Company issued a total of 4,305,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $43,050.

During the fourth quarter of 2023, the Company sold a total of 27,850,000 shares of common stock (and warrants) in private placements for total proceeds of $ 278,500.

During the fourth quarter of 2023, the Company issued a total of 3,200,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $32,000.

During the first quarter of 2024, the Company sold a total of 15,730,000 shares of common stock (and warrants) in private placements for total proceeds of $ 157,300.

During the second quarter of 2024, the Company sold a total of 14,390,000 shares of common stock (and warrants) in private placements for total proceeds of $143,800.

During the third quarter of 2024, the Company sold a total of 16,610,000 shares of common stock (and warrants) in private placements for total proceeds of $166,100.

F-15

During the fourth quarter of 2024, the Company sold a total of 8,265,000 shares of common stock (and warrants) in private placements for total proceeds of $75,650.

During the fourth quarter of 2024, the Company issued a total of 1,200,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $12,000.

The number of outstanding shares include 2,475,000 shares of common stock not issued as of December 31, 2024, which management will issue in subsequent periods.

Warrants

In conjunction with the private placements, the Company issued warrants to purchase common stock. The following is a summary of the warrant activity for the period January 1, 2023 to December 31, 2024.

Number outstanding at January 1, 2023	174,691,174
Granted	65,130,000
Cancelled	(17,425,507)
Number outstanding at December 31, 2023	222,395,667
Granted	61,750,000
Cancelled	(21,350,667)
Number outstanding at December 31, 2024	262,795,000

At December 31, 2024, the 262,795,000 warrants outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 2.72 years, and an aggregate intrinsic value of $0.

Deemed Dividends related to issuance of warrants

During the second quarter of 2021, the Company granted a total of 6,560,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $61,664 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices ranging from $0.007 to $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility ranging from 318.6% to 319.1%, (4) expected term of 5 years, (5) risk-free interest rate of 0.39%, and (6) dividend rate of 0%.

During the third quarter of 2021, the Company granted a total of 500,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $5,000 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility of 348.6%, (4) expected term of 5 years, (5) risk-free interest rate of 0.96%, and (6) dividend rate of 0%.

During the fourth quarter of 2021, the Company granted a total of 1,926,666 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $19,267 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility ranging from 362.4% to 394.8%, (4) expected term of 5 years, (5) risk-free interest rate ranging from 1.05% to 1.18%, and (6) dividend rate of 0%.

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During the first quarter of 2022, the Company granted a total of 60,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $780 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.025 per share, (3) expected volatility of 368.5%, (4) expected term of 5 years, (5) risk-free interest rate of 1.62%, and (6) dividend rate of 0%.

10. STOCK-BASED COMPENSATION

Stock-based compensation consists of:

	December 31,	December 31,
Type of Security	2024	2023
Price Appreciation Certificates	$1,285,898	$2,626,959
Options issued to outside directors and consultants	56,000	356,660
Common stock issued for services	12,000	111,550
Totals	$1,353,898	$3,095,169

The following is a summary of the compensatory securities activity for the period January 1, 2023 to December 31, 2024:

Common stock equivalent	Price Appreciation Certificates	Options	Total
Number outstanding at January 1, 2022	589,400,000	49,200,000	638,600,000
Granted	262,700,000	55,666,000	318,366,000
Cancelled	(162,700,000)	(19,650,000)	(184,350,000)
Number outstanding at December 31, 2023	689,400,000	85,216,000	774,616,000
Granted	183,700,000	8,000,000	191,700,000
Cancelled	(123,700,000)	(7,250,000)	(130,950,000)
Number outstanding at December 31, 2024	749,400,000	85,966,000	835,366,000

PRICE APPRECIATION CERTIFICATES

In lieu of compensation the Company has entered into agreements (“Price Appreciation Certificates”) with David Lifschultz and Bruce Abbott whereby, at the request of the executives, the Company agrees to pay the equivalent sum of the rise in the Company’s stock price based on the agreed upon number of shares, from a fixed per share amount to the average of the last 10 trading days (volume weighted average price).

The number of shares reflect a potential salary for the two executives that only exist if the price of the shares rise above the price appreciation base amount. The Company has no obligation to pay the two executives if the stock does not rise. The Company, at its exclusive option and benefit, can proceed with a private placement at the share price on the date of exercise and the executive will subscribe to this private placement for the entire sum advanced by the Company.

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The Company accounts for these Price Appreciation Certificates as an equity instrument due to its exclusive option to require a subscription to the private placement as determined by the fair value of the instruments using a Black-Scholes pricing model.

At December 31, 2023, the 689,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.01 per share, a weighted average remaining contractual life of 2.85 years, and an aggregate intrinsic value of $0.

At December 31, 2024, the 749,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.01 per share, a weighted average remaining contractual life of 2.91 years, and an aggregate intrinsic value of $0.

OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 200,000,000. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant. The options granted in 2023 and 2024 all vested immediately.

The fair value of stock options granted during 2024 and 2023 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2024	2023
Volatility	412.55%	382.6% - 385.8%
Expected life	5 years	5 years
Risk-free rate	4.26%	3.6% - 4.4%
Dividend yield	-	-
Forfeiture rate	0%	0%
Stock Price at Valuation	$0.01	$0.01
Exercise Price	0.01	0.01 - 0.001

On August 2, 2023, the Company modified options held by its current directors to reduce the exercise price of 17,000,000 options from $0.01 to $0.001; no other terms were modified. No expense was recorded for this modification since the fair value of the options pre modification and post modification were not different.

On August 16, 2023, the Company delivered 20,000,000 options (exercisable at $0.001 per share and expiring August 16, 2028) to a director in exchange for the cancellation of 20,000,000 Price Appreciation Certificates held by this director. No expense was recorded for this transaction since the fair value of the PAC’s pre-cancellation and the fair value of the options was not different.

At December 31, 2023, the 85,216,000 stock options outstanding had a weighted average exercise price of $0.008 per share, a weighted average remaining contractual life of 4.03 years, and an aggregate intrinsic value of $553,194.

At December 31, 2024, the 8,000,000 stock options outstanding had a weighted average exercise price of $0.003 per share, a weighted average remaining contractual life of 3.49 years, and an aggregate intrinsic value of $625,194.

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11. INCOME TAXES

The provision for (benefit from) income taxes reflects the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for (benefit from) income taxes differs from that computed by applying the statutory United States federal income tax rate of 21% for 2024, and 2023 to loss before income taxes. The sources of the differences are as follows:

	2024	2023
Income (loss) before income taxes	$(2,086,303)	$(4,326,294)
Expected recovery at statutory tax rate	$438,124	$908,522
Non-deductible stock-based compensation	(284,319)	(649,985)
Increase in valuation allowance	(153,805)	(258,537)
Provision for Income Taxes	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2024 will be realized.  Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2024. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

12. SUBSEQUENT EVENTS

None

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